Exhibit 3.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:49 PM 07/20/2012
FILED 07:33 PM 07/20/2012
SRV 120858909 - 5146313 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION OF

EMERGENT ENERGY SERVICES GP LLC

Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, as amended, it is hereby certified that:

1.             The name of the limited liability company  is EMERGENT ENERGY SERVICES GP LLC (the “Company”).

2.             The Certificate of Formation of the Company is hereby amended by deleting the first paragraph and inserting in lieu thereof a new first paragraph to read as follows:

1.             Name. The name of the limited liability company is Emerge Energy Services GP LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation on this 20th day of July, 2012.

By:	/s/ Warren Bonham
Warren Bonham
Vice President